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                                                                    EXHIBIT 99.1



                                FOR IMMEDIATE RELEASE



COMMUNICATION INTELLIGENCE CORPORATION
  275 Shoreline Drive, Suite 500            Contact:
  Redwood Shores, CA 94065                  Maurice Boucher
  Telephone: 650-802-7888                   Director, Investor Relations
  Fax: 650-802-7777                         650-631-7888
  http//www.cic.com.                        mboucher@cic.com


                       COMMUNICATION INTELLIGENCE CORPORATION
                         APPOINTS NEW PRESIDENT AND C.O.O.
                      AND FORMS THE OFFICE OF CHIEF EXECUTIVE


REDWOOD SHORES, CA, November 13, 1997 (Nasdaq: CICI) Communication Intelligence Corporation (CIC) announced today that Mr. Guido DiGregorio has been appointed as President and Chief Operating Officer (COO) of the Company and the Office of Chief Executive has been formed. Mr. DiGregorio has also been appointed a member of CIC's Board of Directors and to the Executive Committee of that Board.

Mr. DiGregorio brings to CIC a record of success in achieving profitability consistent with positioning organizations for growth. After fifteen years at General Electric, where he rose to the position of General Manager -Industrial Automation, representing a $125 million annual business, he served as President of several high technology companies in a variety of industries, including wireless data communications and software.

In addition, CIC has formed the Office of Chief Executive (OCE). The OCE will have primary responsibility in managing long-term corporate policy and strategic initiatives. It will be comprised of Mr. James Dao and Mr. Philip Sassower. Mr. Dao will continue his role as Chairman of the Board of CIC in addition to his primary focus of expanding the Company's activities in China.

"CIC is pleased to have attracted such a talented and successful person as our new President," said Mr. James Dao, Chairman of CIC. He added, "As the markets for our products and technology become more established and grow, it is important to continuously strengthen and expand our management team. We look forward to Mr. DiGregorio's valuable contribution to CIC's development."

Mr. Philip Sassower, Chairman of the Executive and Finance Committees of CIC's Board of Directors, said, "Mr. DiGregorio has the ideal skill set to enable CIC to focus on specific market opportunities with the goal of achieving near-term profitability."

The Company


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Communication Intelligence Corporation develops, markets, and licenses natural input computer technology - products that use pen and image for input. Founded in 1981, CIC is a leading supplier of pen computing software products to hardware manufacturers throughout the world. The Company's products include Handwriter-Registered Trademark- Recognition System and Jot-TM- handwriting recognition solutions. In addition, CIC developed the SigCheck-TM- dynamic signature verification software which facilitates reliable user authentication over computer networks. CIC also markets the Handwriter-Registered Trademark- family of peripheral input devices, enabling users to have pen computing capabilities on their desktop and laptop personal computers.

CIC is headquartered in Redwood Shores, California, and has subsidiaries in Japan and China. CIC's stock is publicly traded on Nasdaq, symbol CICI. More information about CIC and its products can be obtained on the Internet: http://www.cic.com

Note: All company and product names used herein are trademarks or registered trademarks of their respective owners.

PR#220